EXHIBIT 99.1

For Immediate Release

OPENWAVE SYSTEMS INC. ANNOUNCES

PROPOSED PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

REDWOOD CITY, Calif.—September 2, 2003—Openwave Systems Inc. (Nasdaq: OPWV) today announced that it intends to offer, subject to market conditions and other factors, $100,000,000 aggregate principal amount of convertible subordinated notes due 2008, plus up to an additional $15,000,000 of notes subject to the initial purchaser’s option. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The offering is expected to close during September, subject to customary closing conditions.

Openwave intends to use the net proceeds from the offering primarily for additional working capital and other general corporate purposes, including potential acquisitions or strategic investments. Openwave has no specific agreements or commitments, and is not currently engaged in any negotiations, for any material acquisitions or strategic investments. In addition, Openwave expects to use a portion of the net proceeds to purchase a portfolio of U.S. government securities that will be pledged to secure the payment of the first six scheduled interest payments on the notes. The notes will otherwise be unsecured general obligations of Openwave.

Each note will be convertible at any time at the holder’s option into shares of Openwave’s common stock. Holders of the notes will have the right to require Openwave to repurchase the notes upon the occurrence of specified change in control events. In addition, Openwave will have the right to redeem the notes for cash after a specified date in 2006 if the price of Openwave’s common stock exceeds a specified threshold.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any other securities laws. Unless they are registered, the notes and the shares of common stock issuable upon conversion of the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and any other applicable securities laws.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave, including those relating to whether or not Openwave will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed discussion of these risks and uncertainties, please refer to the risk factors and other cautionary statements discussed in the Openwave’s filings with the U.S. Securities and Exchange Commission.

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Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For more information please contact:

Investor Contact:

Joshua Pace

Chief Accounting Officer

Openwave Systems, Inc.

650-480-4999

Joshua.pace@openwave.com

Media Contact:

Michele Landry

Openwave Systems, Inc.

650-480-4622

Michele.landry@openwave.com